Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Employees’ Restricted Share Plan 2020 and Share Performance Plan 2017 of Evotec SE of our report dated July 9, 2021 (except for Note 4, to which the date is August 19, 2021), with respect to the consolidated financial statements of Evotec SE included in its Prospectus related to the Registration Statement on Form F-1, as amended (No. 333-260143) of American Depositary Shares representing ordinary shares, filed with the Securities and Exchange Commission.

/s/ Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft

Hamburg, Germany

November 9, 2021